Exhibit 15.1

The Shareholders and Board of Directors of Atlantic Union Bankshares Corporation:

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 333-287459, Form S-8 No. 333-286298, Form S-3ASR No. 333-281290, Form S-3 No. 333-102012, Form S-3 No. 333-81199, Form S-8 No. 333-255994, Form S-8 No. 333-203580, Form S-8 No. 333-193364, Form S-8 No. 333-175808, Form S-8 No. 333-113842, Form S-8 No. 333-113839, and Form S-8 No. 333-228455) of Atlantic Union Bankshares Corporation of our report dated November 3, 2026 relating to the unaudited consolidated interim financial statements of Atlantic Union Bankshares Corporation that are included in its Form 10-Q for the quarter ended September 30, 2026.

/s/ Ernst & Young LLP

Richmond, Virginia

November 3, 2026